EXHIBIT 99.1

                       [Letterhead of Lukens]

                                          Contact:
                                              Kate Pella
                                              (610)383-3345

                  LUKENS REPORTS FIRST QUARTER LOSS

      CARBON & ALLOY GROUP ACHIEVES RECORD SHIPMENT PERFORMANCE
        IMPORTS, LOWER PRICES DRIVE STAINLESS OPERATING LOSS

      COATESVILLE, PA., April 28, 1998 - - Lukens Inc. (NYSE: LUC) today reported a 1998 first quarter net loss of $4.4 million, compared to a net loss of $2 million in the first quarter of 1997. The loss per share was $.33 for the quarter versus a $.17 loss per share in the previous year.

      First quarter net sales were $258.3 million, up 4 percent from sales of $248.1 million in 1997.

      "A robust capital goods market, strong demand for our plate steel products and outstanding operating results supported an excellent financial performance at the Carbon & Alloy Group," said R.W. Van Sant, Lukens' chairman and chief executive officer. "Our new manufacturing systems and entire organization responded to surging order rates and we achieved record carbon and alloy plate shipments."

      Van Sant said despite the Carbon & Alloy Group's strong performance, a consolidated operating loss was reported due to the company's stainless steel business. "The unabated flow of imported stainless steel continued to drive down domestic selling prices during the quarter, significantly reducing margins," he said. "We also are experiencing a decline in order rates as customers react to the previously announced sale of our stainless operations."

      BETHLEHEM STEEL MERGER EXPECTED TO CLOSE IN SECOND QUARTER

      The company said it expects to complete its merger transaction with Bethlehem Steel Corporation by the end of May. "We are very pleased with the prospects for the new Bethlehem-Lukens Plate Division," said Van Sant. "Our new capital projects and aggressive cost reduction initiatives will contribute significant advantages as the division gears up to compete in tomorrow's global steel markets." For example, weekly production at the new SMART(R) system at Conshohocken, Pa., averaged about 8,400 prime tons during the first quarter, up 22 percent over the previous year said Lukens' chairman. "SMART production rose steadily through the quarter reaching average rates of 9,700 prime tons per week by the end of the period and has exceeded the 11,000-ton-per-week level."

      Van Sant also applauded the March 31 filing of trade cases against offshore, flat-rolled stainless steel producers. "We anticipate these suits will ease the relentless flood of unfairly traded stainless coiled plate from foreign producers that has so severely injured U.S. steel companies and their employees."

           CARBON & ALLOY GROUP REPORTS STRONG PERFORMANCE

      The Carbon & Alloy Group reported first quarter operating earnings of $16.2 million, more than double the operating earnings of $7.9 million during the previous year. First quarter sales of $139.5 million were up 13 percent over 1997. Higher production levels, increased productivity and cost reduction initiatives contributed to the results. The group achieved record first quarter shipments of $207,900 tons, up 19 percent from 175,400 tons during the previous year.

                STAINLESS GROUP POSTS OPERATING LOSS

      The Stainless Group recorded a first quarter operating loss of $13.0 million versus an operating loss of $3.1 million in 1997. Depressed selling prices and lower order rates across all product lines continued to weaken results. First quarter sales were $118.9 million, down 5 percent from $125.1 million in the previous year. Mill group shipments, including shipments to Lukens' Washington Specialty Metals service center operations, were 58,200 tons versus 64,200 tons in 1997.

      Lukens Inc. is a leading North American specialty steel manufacturer whose operating units supply carbon, alloy and clad plate steels; and stainless steel sheet, strip and plate products.



                                LUKENS INC.
                    CONSOLIDATED STATEMENTS OF EARNINGS
                               FIRST QUARTER

                                               THIRTEEN          THIRTEEN
                                               WEEKS ENDED      WEEKS ENDED
                                             MARCH 28, 1998    MARCH 29, 1997

NET SALES                                  $   258,342,000       248,118,000

OPERATING COSTS AND EXPENSES

   Cost of products sold                       245,881,000       233,837,000
   Selling and administrative expenses          14,371,000        12,386,000
                                              ------------      ------------

   Total operating costs and expenses          260,252,000       246,223,000

OPERATING EARNINGS (LOSS)                       (1,910,000)        1,895,000
   Interest expense                              4,507,000         4,729,000
                                              ------------      ------------

EARNINGS (LOSS) BEFORE INCOME TAXES             (6,417,000)       (2,834,000)
   Income tax expense (benefit)                 (2,034,000)         (856,000)
                                               -----------      ------------

NET EARNINGS (LOSS)                        $    (4,383,000)       (1,978,000)
                                              =============   ===============

EARNINGS (LOSS) PER COMMON SHARE

   Basic                                   $        (0.33)            (0.17)
   Diluted                                 $        (0.33)            (0.17)

COMMON SHARES & EQUIVALENTS OUTSTANDING

   Basic                                       14,838,000         14,805,000
   Diluted                                     16,532,000         16,251,000


                                LUKENS INC.
                           BUSINESS GROUP RESULTS

                                                  FIRST QUARTER
                                               1998            1997

NET SALES

   Carbon & Alloy Group                 $    139,465,000      123,010,000
   Stainless Group                           118,877,000      125,108,000
                                          --------------    -------------
                                        $    258,342,000      248,118,000
                                          ==============    =============

OPERATING EARNINGS (LOSS)

   Carbon & Alloy Group                 $     16,187,000        7,896,000
   Stainless Group                           (13,019,000)      (3,066,000)
   Corporate                                  (5,078,000)      (2,935,000)
                                          --------------    -------------
                                        $     (1,910,000)       1,895,000
                                          ==============    =============



                                LUKENS INC.
                             OTHER INFORMATION

                                         FIRST QUARTER
                                      1998               1997

SHIPPED TONS

   Carbon & Alloy Group              207,900            175,400
   Stainless Group                    66,900             71,200

                                   QUARTER-END           YEAR-END
                                      1998                1997

BACKLOG

   Carbon & Alloy Group            $  136,700,000        118,600,000
   Stainless Group                 $   41,400,000         48,400,000
CASH AND CASH EQUIVALENTS          $    6,138,000          6,629,000

DEBT

   Current Maturities              $    6,622,000          6,276,000
   Long-Term                          247,030,000        244,671,000
                                     ------------     --------------
   Total Debt                      $  253,652,000        250,947,000
                                     ============     ==============